Exhibit 2.1
DATED 8 May 2008

ENODIS PLC	(1)

and

ILLINOIS TOOL WORKS INC.	(2)

IMPLEMENTATION AGREEMENT

CONTENTS

1 DEFINITIONS	1

2 INTERPRETATION	5

3 PRESS ANNOUNCEMENT	6

4 IMPLEMENTATION AND DOCUMENTATION	6

5 ANTITRUST CLEARANCES AND TERMINATION FEE	12

6 CONDUCT OF BUSINESS	15

7 REPRESENTATIONS, WARRANTIES AND COVENANTS	17

8 NON-SOLICITATION	18

9 INDUCEMENT FEE	19

10 TERMINATION	21

11 NOTICES	21

12 REMEDIES AND WAIVERS	22

13 INVALIDITY	22

14 FIDUCIARY DUTIES	23

15 WITHHOLDING, NO SET-OFF	23

16 NO PARTNERSHIP	23

17 TIME OF ESSENCE	23

18 CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	23

19 ENTIRE AGREEMENT	24

20 ASSIGNMENT	24

21 ANNOUNCEMENTS	24

22 COSTS AND EXPENSES	25

23 COUNTERPARTS	25

24 GOVERNING LAW AND SUBMISSION TO JURISDICTION	25

SCHEDULE 1 AGREED FORM PRESS ANNOUNCEMENT	26

SCHEDULE 2 COURT TIMETABLE (ALL CALENDAR DAYS)	27

SCHEDULE 3 SHARE SCHEMES	29

1 INTRODUCTION	29

2 APPROPRIATE PROPOSALS	29

3 DOCUMENTATION AND COMMUNICATIONS	29

4 PROPOSALS TO OPTION HOLDERS	29

5 PERFORMANCE SHARE PLAN (“PSP”)	30

6 PERFORMANCE CONDITIONS	31

7 LAPSE OF OPTIONS	31

8 ARTICLES OF ASSOCIATION OF FIRE & ICE	31

9 EMPLOYEE BENEFIT TRUST	31

10 RETENTION FOR NON-DIRECTORS	31

ii

DATE OF AGREEMENT	8 May 2008
PARTIES
(1)	ENODIS PLC whose registered office is at The Place, 175 High Holborn, London WC1V 7AA (the “Company”); and

(2)	ILLINOIS TOOL WORKS INC. a company incorporated and organised under the laws of Delaware whose principal office is at 3600 W Lake Avenue Glenview, Illinois 60026-1215, United States of America (“ITW”).
INTRODUCTION
A	ITW intends to announce a takeover offer for the Company to be implemented by way of, and the Company has agreed to implement, a Scheme on the terms and subject to the conditions set out in the Press Announcement.

B	The parties are entering into this agreement to set out certain mutual commitments to implement the Scheme and certain matters relating to the conduct of the business of the Company and its Group.
IT IS AGREED THAT:
1	DEFINITIONS

In this agreement (but not in Schedule 1), unless the context otherwise requires:

“1985 Act” means the UK Companies Act 1985 (as amended);

“2006 Act” means the UK Companies Act 2006;

“Acquisition” means the proposed recommended acquisition by Bidco of the entire issued and to be issued ordinary share capital of the Company which is to be effected by means of a scheme of arrangement under Part 26 of the 2006 Act (involving the Reduction) or, if ITW so elects in accordance with clause 4.9 and the Panel consents, by means of an Offer, as described in the Press Announcement;

“Acts” means together the 1985 Act and the 2006 Act;

“Antitrust Laws” means any applicable antitrust, competition, pre-merger notification or trade regulation law, regulation or order;

“Bidco” means FNI Limited, an indirectly wholly owned subsidiary of ITW;

“Business Day” means a day on which banks generally are open for the transaction of normal banking business in the City of London and New York (other than Saturdays and Sundays);

“Clearance Date” means 4 November 2008;

“Code” means the City Code on Takeovers and Mergers;

“Company Representative Member” means the representative member of any group for VAT purposes of which the Company is a member;

“Conditions” means the conditions set out in Appendix 1 to the Press Announcement;

“Consolidated Litigation” means the litigation currently pending before the United States Court of Appeals for the Seventh Circuit styled In re: Consolidated Industries and Welbilt Holding Company et al., Case Nos. 06-4178, 06-4179, 06-4180 and 06-4181;

“Court” means the High Court of Justice in England and Wales;

“Court Hearing(s)” means the hearing(s) by the Court to sanction the Scheme under Section 899 of the 2006 Act and confirm the associated Reduction;

“Court Hearing Date” means the date upon which the Court Hearing is held or upon which the first Court hearing is held if there is more than one;

“Court Meeting” means the meeting or meetings (including any adjournment thereof) of the Company’s shareholders (or the relevant class or classes thereof) convened pursuant to an order of the Court under Section 896 of the 2006 Act for the purposes of considering and, if thought fit, approving the Scheme (with or without amendment);

“Court Order(s)” means the order(s) of the Court sanctioning the Scheme under Section 899 of the 2006 Act and confirming the associated Reduction;

“ITW Representative Member” means the representative member of any group for VAT purposes of which ITW is a member;

“Directors” means the board of directors of the Company from time to time;

“EC Merger Regulation” means Council Regulation (EC) 139/2004 (as amended);

“Effective Date” means the date upon which:
(i)	the Scheme becomes effective in accordance with its terms; or

(ii)	if ITW elects to implement the Acquisition by way of the Offer in accordance with clause 4.9, the Offer becomes or is declared unconditional in all respects;
“shares” when used in relation to the Company, means the ordinary shares of 10p each in the capital of the Company;

“European Merger Clearance” means (i) the European Commission taking a decision (or being deemed to have taken a decision) that it will not initiate proceedings under Article 6(1)(c) of the EC Merger Regulation in relation to the Acquisition; or (ii) the European Commission taking a decision (or being deemed to have taken a decision) to refer the whole or part of the Acquisition to the competent authorities of one or more EU member states under Article 9(3) of the EC Merger Regulation; and (a) each such authority taking a decision with equivalent effect to Art 6(1)(c) of the EC Merger Regulation with respect to those parts of the Acquisition referred to it; and (b) the European Commission taking a decision that it will not initiate proceedings under Article 6(1)(c) of the EC Merger Regulation with respect to any part of the Acquisition retained by it;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Final Implementation Date” means the last date on which the Scheme is required, in accordance with the terms of this agreement, to become effective being on or before 10 December 2008 or if ITW so elects (and the Panel has consented to the extension of the timetable under the Acquisition) 28 February 2009 or such later date (if any) as ITW and the Company may, with the consent of the Panel, agree ( and if required) the Court may allow;

“General Meeting” means the general meeting of the Company’s shareholders to be convened in connection with the Scheme;

“General Meeting Resolutions” means the resolution(s) to be proposed at the General Meeting for the purposes of approving the Reduction and certain amendments to the Articles of Association of the Company and such other matters as may be agreed between the Company and ITW as necessary or desirable for the purposes of implementing the Scheme;

“Governmental Antitrust Authority” means any governmental authority with regulatory jurisdiction over enforcement of Antitrust Laws;

“Governmental Antitrust Authority Merger Clearances” means all consents, approvals, clearances, permissions and waivers as may be necessary under the Antitrust Laws in connection with the implementation of the Acquisition (whether by Scheme or Offer) or the expiration of all waiting periods as may be required under the Antitrust Laws;

“Group” means, in relation to any person, its subsidiaries, subsidiary undertakings and holding companies and the subsidiaries and subsidiary undertakings of any such holding company;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the regulations made thereunder;

“Inducement Fee” means an amount equal to one per cent, of the proposed fully diluted value of the Company by reference to the Acquisition, potentially payable under clause 9 of this agreement being a maximum sum of £10.79 million, subject to the limitations in clause 9;

“Interim Dividend” has the meaning given to it in the Press Announcement;

“Listing Rules” means the Listing Rules made by the Financial Services Authority under Part VI of the Financial Services and Markets Act 2000;

“Manitowoc” means The Manitowoc Company, Inc;

“Manitowoc Offer” means the offer by Manitowoc, which was announced by Manitowoc and the Company under Rule 2.5 of the City Code on 14 April 2008 and any revision, variation or increase of such offer;

“Meetings” means the Court Meeting(s) and General Meeting;

“Non-Antitrust Clearances” means all consents, clearances, permissions and waivers as may be necessary and all filings and expiration of all waiting periods as may be necessary, from or under the laws, regulations or practices applied by any relevant Non-Antitrust Regulatory Authority in connection with the implementation of the Acquisition, (whether by Scheme or Offer) and references to Non-Antitrust Clearances having been satisfied shall be construed as meaning that the foregoing have been obtained or, where appropriate, made or expired;

“Non-Antitrust Regulatory Authority” means any governmental, national, supranational, regulatory, competition or Antitrust body or other authority, in any jurisdiction, other than a Governmental Antitrust Authority which is responsible for applying foreign investment, exchange control, environmental, health, safety or industry legislation or regulation in such jurisdictions;

“Notes” means the senior notes issued by the Company under the Note Purchase and Guaranty Agreement dated 6 September 2007;

“Offer” means a takeover offer governed by the Code to implement the Acquisition on the terms set out in the Press Announcement;

“Offer Document” means the document to be despatched to (amongst others) the Company’s shareholders pursuant to which the Offer would be made;

“Panel” means the Panel on Takeovers and Mergers;

“Personnel” means, in relation to any person, its board of directors, members of their immediate families, related trusts and persons connected with them, as such expressions are construed in accordance with the Code;

“Press Announcement” means the draft Press Announcement in the agreed form set out in Schedule 1, but subject to any changes to be made to such announcement as are agreed between the parties or as are required by the Code or the Panel;

“Reduction” means the proposed reduction of capital of the Company under section 135 of the Companies Act 1985 provided for by the Scheme;

“Registrar” means the Registrar of Companies for England and Wales;

“Regulatory Conditions” means the conditions which are set out in paragraphs 2.1, 2.2 and 2.3 of Appendix 1 to the Press Announcement;

“Resolutions” means the General Meeting Resolutions and resolution of the Company’s shareholders to be voted upon at the Court Meeting, in order to approve the Scheme and to approve other matters in relation to assisting the Scheme to become effective;

“Scheme” means the scheme of arrangement under Part 26 of the 2006 Act to be proposed by the Company to its shareholders, with or subject to any modification, addition or condition approved or imposed by the Court and agreed by the Company and ITW pursuant to which the Acquisition is proposed to be implemented;

“Scheme Document” means the document to be despatched to the Company’s shareholders setting out the full terms of the Scheme and, where the context so admits, includes any form of proxy, election, notice or other document required to be despatched to Shareholders in connection with the Scheme;

“Share Schemes” means the Company’s employee share schemes consisting of the Berisford International 1993 Executive Share Option Scheme, the Berisford 1995 Executive Share Scheme), the Enodis 2001 Executive Share Scheme and the Enodis plc Performance Share Plan;

“Share Scheme Proposals” means the proposals relating to the Share Schemes, referred to in clause 4.27 of and Schedule 3 to this agreement;

“TCGA 1992” means the Taxation of Chargeable Gains Act 1992;

“Termination Fee” means US$50,000,000;

“Third Party Transaction” means an offer or proposal (as amended or revised from time to time and whether or not subject to any pre-conditions and howsoever implemented) made:
(a)	by a third party not acting in concert with ITW, for 50% or more of the issued share capital of the Company or any class thereof (other than those shares owned or contracted to be acquired by the person making such offer and its associates) or whereby such third party (together with its concert parties) will as a direct result become interested in 50% or more of the issued share capital of the Company or any class thereof;

(b)	which involves, in any such case, a change of control of the Company (other than the acquisition of control by ITW and/or a person acting in concert with ITW) or which involves the disposal of any interest in a material part (being not less than 50%) of the business of the Company or its Group (other than to ITW and/or a person acting in concert with ITW), provided that for the purposes of clause 8 of this agreement only, the references to “50%” in (b) above shall be read as references to “10%”;

“Timetable” means the indicative timetable in the agreed form for implementation of the Scheme and despatch of the Scheme Document set out in Schedule 2;

“VAT” means value added tax as provided for in the Sixth Directive of the European Community, as charged by the provisions of the Value Added Tax Act 1994 or any regulation promulgated thereunder or any tax of a similar nature;

“Voting Record Time” means a time and date to be specified as such in the Scheme Document; and

“Working Hours” means 9.30 am to 6.30 pm on a Business Day.

2	INTERPRETATION

2.1	Terms used but not defined expressly herein shall, unless the context otherwise requires, have the meaning given to them in the Press Announcement. In case of inconsistency, the definitions set out in this agreement shall take precedence.

2.2	References to clauses and schedules are to clauses of, and schedules to, this agreement.

2.3	References to one gender include all genders and references to the singular include the plural and vice versa.

2.4	Any word or expression defined in the 1985 Act and not expressly defined in this agreement or in the Press Announcement shall have the meaning given in the 1985 Act.

2.5	When used in this agreement, the expressions “acting in concert”, “concert parties”, “control” and “offer” shall be construed in accordance with the Code.

2.6	References to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established.

2.7	A reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re- enacted.

2.8	Any reference to a time of day is a reference to the time in London, unless a contrary indication appears. Any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight.

2.9	A document “in the agreed form” means a document, the terms of which have been approved by the parties and a copy of which has been identified as such and initialled by or on behalf of each of the Company and ITW.

2.10	A reference to any other document referred to in this agreement is a reference to that other document as amended, revised, varied, novated or supplemented at any time.

2.11	Headings are to be ignored in construing this agreement.

2.12	References to ITW shall include Bidco where the context so requires.

3	PRESS ANNOUNCEMENT

3.1	The parties shall procure the release of the Press Announcement at or before 7.00 am on 8 May 2008 or such other time and date as may be agreed in writing by the parties.

3.2	The parties acknowledge that, at the same time, ITW will be required to release an announcement in the agreed form giving details of the Acquisition in the US.

4	IMPLEMENTATION AND DOCUMENTATION

Implementation of the Scheme

4.1	The parties undertake to implement the Scheme in accordance with, and subject to the terms and conditions of, the Press Announcement and, so far as reasonably practicable, the Timetable with the overall intention that all Governmental Antitrust Authority Merger Clearances and all Non-Antitrust Clearances are obtained prior to the Court Hearing Date and that the Scheme becomes effective on or before the Final Implementation Date but in any event, in as timely manner as reasonably practicable.

4.2	The Company will, save as otherwise agreed in writing with ITW, take or cause to be taken all such steps as are necessary to implement the Scheme in accordance with the Timetable. In particular, but without limitation:

(a)	the Company shall make all necessary applications to the Court in connection with the implementation of the Scheme promptly and in particular, will, no later than 19 May 2008, issue a Part 8 claim form in order to seek the Court’s permission to convene the Court Meeting and file such documents as may be necessary in connection therewith;

(b)	upon:
(i)	the necessary documents being settled with the Court and, where required, approved by ITW (such approval not to be unreasonably withheld or delayed); and

(ii)	the Court making the order necessary for the purpose of convening the Court Meeting, the Company shall, within 5 days of the order being made (or such later date as ITW shall agree in writing, such agreement not to be unreasonably withheld or delayed), publish the requisite documents, including the Scheme Document, and thereafter in a timely manner, publish and/or post such other documents and information as the Court or the Panel may approve or require from time to time in connection with the proper implementation of the Scheme according to the Timetable;

(c)	the Company will convene the Court Meeting and General Meeting to consider and, if thought fit, approve the Scheme and General Meeting Resolutions and hold such meeting at the times and dates on which they are convened;

(d)	following the Court Meeting and the General Meeting, and assuming the resolutions to be proposed at such meeting(s) have been passed by the requisite majorities, ITW shall provide written confirmation to the Company forthwith upon the Regulatory Conditions being waived or satisfied and upon receipt of such written confirmation the Company shall forthwith seek the sanction of the Court to the Scheme and confirmation of the Reduction by the Court at the Court Hearing(s) and take all other action necessary to make the Scheme effective;

(e)	if the Court so requires or indicates, or if the Company is advised by its legal and/or financial advisers that it is advisable in order to implement the Scheme and that not to do so would jeopardise the likelihood of the Scheme being sanctioned at the Court Hearing(s), the Company shall reconvene the Court Meeting and any other necessary shareholder meeting; and

(f)	subject to clause 4.5 below, as soon as practicable after the sanction by the Court of the Scheme and the confirmation of the Reduction at the Court Hearing(s), and in any event within two Business Days following the Court’s confirmation of the Reduction, the Company shall cause an office copy of the Court Order(s) to be filed with the Registrar.
4.3	The Company undertakes:
(a)	to procure the publication of the advertisements required by the Court;

(b)	prior to the Court Meeting and the General Meeting to keep ITW informed in writing, on a weekly basis and daily on each of the five Business Days preceding each of the Court Meeting and the General Meeting (or adjournment of either of these Meetings), of the number of proxy votes received in respect of the resolutions to be passed at the Court Meeting or the General Meeting as applicable; and

(c)	promptly to provide ITW with a copy of the Court Order(s) once obtained.
4.4	ITW agrees that it will only seek to invoke any unsatisfied Condition (other than Conditions 1.1, 1.2 and 1.3) if the Panel would permit ITW to invoke that Condition with the effect that ITW would not be required to proceed with the Acquisition.

4.5	The Company agrees that it shall only (i) seek the sanction of the Court to the Scheme at the Court Hearing and/or (ii) file the Court Order(s) with the Registrar if ITW provides written confirmation that all of the Conditions, where capable of satisfaction, have been satisfied or, where permissible, waived by ITW.

4.6	The Company shall not seek to amend the Scheme or the General Meeting Resolutions after despatch of the Scheme Document or to adjourn the Court Meeting or the General Meeting without the prior written consent of ITW (such consent not to be unreasonably withheld or delayed).

4.7	ITW will undertake or procure that Bidco undertakes to the Court to be bound by the terms of the Scheme, including as to discharge of the consideration for the Acquisition.

4.8	Save as may otherwise be agreed between them, the parties shall use all reasonable endeavours to ensure the time period between the posting of the Scheme Document and the Effective Date is as short as reasonably possible and notwithstanding any of the above or the Timetable at Schedule 2 but, subject to any obligations or restrictions under the Code, to, where reasonably practicable and at the request of ITW, expedite the Timetable in order to assist ITW in ensuring that the Acquisition becomes effective in as timely a manner as reasonably practicable.

Implementation of Acquisition by way of Offer

4.9	ITW may elect at any time to implement the Acquisition by way of an Offer, (whether or not the Scheme Document has been despatched) provided that the Offer is made in accordance with the terms and conditions set out in the Press Announcement (save, if the Panel consents, in respect of an acceptance condition relating to the Offer which in no event shall exceed 75 per cent, of the shares in the Company to which the Offer relates and such other amendments to the terms and Conditions of the Acquisition as are reasonably necessary to effect the Acquisition by way of Offer) and with the consideration being equal to or greater than that specified in the Press Announcement and further provided that either:
(a)	the Offer is made with the prior written consent of the Company (such consent not to be unreasonably withheld or delayed); or

(b)	the Offer is announced following the Directors having withdrawn or adversely modified or qualified their recommendation to shareholders in the Company to vote in favour of the Scheme and the General Meeting Resolutions; or

(c)	a Third Party Transaction is announced pursuant to Rule 2.5 of the Code or where a Third Party Transaction, which is subject to the Code (including, but not limited to the Manitowoc Offer) is switched to be made by way of contractual takeover offer.
If ITW elects to implement the Acquisition by way of an Offer, clauses 4.1 to 4.7 (inclusive) shall cease to have any effect.

4.10	If ITW elects to implement the Acquisition by way of an Offer, ITW agrees to co-ordinate the preparation and despatch of the Offer Document with the Company and the parties will exchange drafts of the Offer Document and shall discuss their respective comments.

Recommendation and responsibility

4.11	The Company agrees that (i) the Scheme Document shall incorporate a unanimous and unqualified recommendation of the Directors to shareholders in the Company to vote in favour of the Scheme and the General Meeting Resolutions and (ii) such recommendation shall not be withdrawn or qualified. If, in accordance with clause 4.9(a), ITW elects to implement the Acquisition by way of the Offer, the Company agrees that (i) the Offer Document shall incorporate a unanimous and unqualified recommendation of the Directors to the shareholders in the Company to accept the Offer and (ii) such recommendation shall not be withdrawn or qualified.

4.12	If the Acquisition is implemented by way of Scheme:
(a)	ITW shall procure that the members of the board of directors of ITW and Bidco accept responsibility for all of the information in the Scheme Document relating to ITW, its Group and its Personnel; and

(b)	the Company shall procure that the Directors accept responsibility for all of the information in the Scheme Document other than that relating to ITW, its Group and their respective Personnel.
4.13	If, in accordance with clause 4.9(a), ITW elects to implement the Acquisition by way of an Offer:
(a)	ITW shall procure that the members of the board of directors of ITW and Bidco (and any other person whom the Panel may require) accept responsibility for all of the information in the Offer Document other than that relating to the Company, its Group and their respective Personnel;

(b)	the Company shall procure that the Directors accept responsibility for all of the information in the Offer Document relating to the Company, its Group and their respective Personnel; and

(c)	the Company undertakes to provide ITW with all such information about the Company, its Group and its Personnel as may reasonably be required for inclusion in the Offer Document and to provide all such other assistance as ITW may reasonably require in connection with the preparation of the Offer Document (in each case having regard to the requirements of the Code, the Acts and applicable regulations), including reasonable access to, and ensuring the provision of reasonable assistance by, its senior management and professional advisers.

Co-operation and documentation

4.14	Without prejudice to clause 5 but subject to clauses 4.4 and 4.5, each party agrees to use all reasonable endeavours to, and to procure that its Group, its directors and its relevant professional advisers assist it to, prepare all such documents and take all such steps as are reasonably necessary or desirable:
(a)	in connection with the Acquisition; and

(b)	for the purposes of obtaining all Non-Antitrust Clearances.
4.15	Each party undertakes to co-operate with and assist the other by providing each other and any relevant Non-Antitrust Regulatory Authority as promptly as is reasonably practicable upon request and in good faith any necessary or reasonably desirable information and documents for the purpose of preparing and making any submissions, filings and notifications to such Non-Antitrust Regulatory Authority in relation to the Acquisition, including making any joint filings with ITW where required by any such Non- Antitrust Regulatory Authority, and generally to facilitate the satisfaction of the Conditions.

4.16	Each party undertakes to keep the other informed reasonably promptly of developments which are material or potentially material to the obtaining of the Non-Antitrust Clearances.

4.17	The parties agree to co-ordinate their input for the purpose of preparing the Scheme Document and the Company will only despatch the Scheme Document with the written consent of ITW (such consent not to be unreasonably withheld or delayed). Accordingly the parties will as appropriate exchange drafts of the Scheme Document and shall discuss their respective comments. ITW undertakes to provide as soon as reasonably practicable to the Company for the purposes of inclusion in the Scheme Document all such information about ITW, its Group and their respective Personnel as may reasonably be required by the Company (having regard to the Code, the Acts, and applicable regulations) for inclusion in the Scheme Document (including all information that would be required under the Code, the Acts or applicable regulations) and to provide all such other assistance as the Company may reasonably require in connection with the preparation of the Scheme Document including access to and ensuring the assistance of its management and relevant professional advisers.

4.18	The Company confirms to ITW that the Scheme Document will contain provisions in accordance with the terms and Conditions set out in the Press Announcement and/or as otherwise further agreed between the parties or as otherwise required by the Panel or the Code.

4.19	The parties will consult with the Panel from time to time as necessary in order to keep the Panel informed, and where appropriate seek the consent of the Panel, in relation to the implementation of the Acquisition including as to the Scheme Document, Timetable and the process to obtaining the Governmental Antitrust Authority Merger Clearances and all Non-Antitrust Clearances.

4.20	Each party confirms to the other that, except as fairly disclosed to the other party or in any public announcement made by either party prior to the date of this agreement, it is not aware of any material matter or circumstance which would or could reasonably be expected to result in the Panel permitting ITW to invoke a Condition (other than any Condition relating to Governmental Antitrust Authority Merger Clearances) as a term of the Acquisition with the effect that ITW would not be required to proceed with the Acquisition.
4.21	Subject to applicable law or the requirements of any Governmental Antitrust Authority, and subject to the proviso below, the Company will co-operate with and provide ITW with such information relating to the Group and such access to the executive directors and senior management of the Company as ITW reasonably requires during normal business hours in order to facilitate and assist with:
(a)	planning for the integration of the Company and ITW in accordance with an integration plan and process that the parties will in good faith seek to agree;

(b)	any syndication of the debt financing that ITW has put in place in order to fund the Acquisition; and

(c)	any fundraising by ITW through the offering by ITW of equity or debt securities (including, without limitation, through the delivery of any financial information that is required to launch any such offering and co-operation with ITW’s advisers in the preparation for the offering);
provided always that nothing in this clause 4.21 shall (i) require the Company and/or any member of its Group and/or any of their respective directors or employees to incur any liability to any person, (ii) require the Company’s executive directors and/or senior management to attend third party presentations or roadshows, or (iii) impose any restriction or fetter on the ability of the directors, senior management or employees of any member of the Company’s Group to devote their time and attention to their duties to the Group in the ordinary course, and provided additionally that the Company’s obligations under this clause 4.21 shall at all times be subject to applicable confidentiality, legal or regulatory requirements.

4.22	The Company shall propose such changes as ITW may reasonably require to the Company’s articles of association at the General Meeting in order to implement any proposals in relation to holders of options under the Share Schemes as set out in Schedule 3

4.23	The Company will co-operate with and provide ITW with such information and assistance as it reasonably requires in order to identify any provisions of any licences, authorisations, concessions, agreements, understandings, obligations and other arrangements by which it or any other member of its Group is bound or to which it or such other member of its Group is otherwise a party or subject and which are material in the context of the Company and its Group (taken as a whole), in each case that require any action to be taken by the Company and/or the relevant member of its Group and/or ITW and/or any members of its Group as a result of the implementation of the Acquisition (including, for example, the giving of a notification or seeking waiver of any rights arising on a change of control), prior to the Court Hearing Date (or, if the Acquisition is effected by way of a takeover offer governed by the Code, prior to the Offer becoming or being declared wholly unconditional). The Company’s obligations under this clause 4.23 shall at all times be subject to applicable confidentiality, legal or regulatory requirements.

4.24	The parties agree to co-ordinate their input for the purpose of obtaining any such tax clearances as either party may reasonably require be obtained in connection with the Scheme or, as the case may be, the Offer including, without limitation, clearance under Section 138 of TCGA 1992 and, in the case of the Scheme, confirmation from the Stamp

Office that the Court Order will be treated as duly stamped. Neither party will despatch any application for such clearance without the written consent of the other party (which shall not be unreasonably withheld or delayed). Accordingly the parties will as appropriate exchange drafts of any such application for clearance and shall discuss their respective comments. Each party undertakes to the other party to provide such assistance as that other party may reasonably require (including, without limitation, the provision of information) in connection with the obtaining of such tax clearances.
4.25	Should any supplemental circular or announcement be required to be published or submitted to the Court in connection with the Acquisition (a “Supplemental Document”) each party shall provide such co-operation and information (including such information as is necessary for the Supplemental Document to comply with all applicable legal and regulatory provisions) as the other may reasonably request and is reasonably necessary to finalise and publish promptly such Supplemental Document.

4.26	If at any time the irrevocable undertakings executed by the Directors of the Company and granted to Manitowoc, pursuant to which the Directors undertake, inter alia, to vote in favour of resolutions to facilitate the Manitowoc Offer (the “Manitowoc Irrevocable Undertakings”), cease to become binding, and at such time the Scheme or (where ITW has elected to implement the Acquisition by way of Offer in accordance with clause 4.9) the Offer has not lapsed or been withdrawn and is or becomes recommended by the Directors, the Company shall procure that the Directors execute irrevocable undertakings in favour of ITW’s Scheme or Offer in substantially identical form to the Manitowoc Irrevocable Undertakings.

Share Schemes

4.27	The provisions of Schedule 3 shall apply in respect of the Share Schemes.

5	ANTITRUST CLEARANCES AND TERMINATION FEE

5.1	The parties hereto shall, as promptly as reasonably practicable after the release of the Press Announcement, provide or cause to be provided to Governmental Antitrust Authorities information, documents and filings required by such Governmental Antitrust Authorities to permit the Scheme to become effective in accordance with its terms, or for the Offer to become or be declared unconditional in all respects, and thereafter as promptly as practicable to provide any additional information or documentary material that may be requested by a Governmental Antitrust Authority under the HSR Act, EC Merger Regulation or under any other Antitrust Laws.

5.2	Specifically in relation to the USA, the parties shall file the premerger notification form required under the HSR Act within ten Business Days of the release of the Press Announcement.

5.3	Specifically in relation to the European Union, ITW shall file a draft Form CO with the European Commission by six (6) weeks from the release of the Press Announcement and a final form Form CO within a further four (4) weeks thereafter, unless the European Commission has indicated that the Form CO is incomplete and not ready to file, in which case ITW shall as soon as it is reasonably practicable complete Form CO and file the same.

5.4	The parties (including their subsidiaries and other group companies) shall cooperate with each other and agree to use all reasonable endeavours to ensure that all necessary or advisable Governmental Antitrust Authority Merger Clearances are obtained as soon as reasonably practicable and for this purpose:
(a)	the parties (and their respective legal advisers):
(i)	shall closely cooperate in:
(A)	the preparation of such filings referred to in clause 5.1 above and in relation to the preparation of any other submissions, correspondence or communication to any Governmental Antitrust Authority in connection with the Acquisition. While ITW shall be primarily responsible for preparing any such filings, submissions, correspondence and communications, the contents of all such filings, submissions, correspondence and communications shall require disclosure where they are in written form sufficiently in advance to the Company and/or its legal advisers so as to enable the Company and/or its legal advisors to make comments in respect thereto and so as to enable ITW to take account of all reasonable comments of the Company and/or its legal advisers; provided further that, to the extent the Company shall be making or preparing any filings, submissions, correspondence and communications, the contents of all such filings, submissions, correspondence and communications shall require disclosure where they are in written form sufficiently in advance to ITW and/or its legal advisers so as to enable ITW and/or its legal advisers to make comments in respect thereto and so as to enable the Company to take account of all reasonable comments of ITW and/or its legal advisers;

(B)	any discussions and negotiations with any Governmental Antitrust Authority;
(ii)	agree to use good faith efforts to ensure that the antitrust process is pursued in a timely manner and if either party considers that the other is in breach of any obligation under this clause 5 and that such breach is likely to delay the timing or adversely affect the outcome of the antitrust process, it shall promptly in writing inform the other of such alleged breach and, if so requested by either party, the parties shall promptly and in good faith discuss the alleged breach and, as soon as is practicable, agree upon any required remedial action;

(iii)	together with their legal advisers, shall be able to attend any meetings, hearings or where possible telephone conferences with such authorities (save in the case where information that is commercially sensitive to one of the parties is likely to be discussed in which case only the other party’s legal advisers shall be entitled to be present).
(b)	the Company will without undue delay provide ITW or its legal advisers with:
(i)	any information it reasonably requires for the purposes of determining the jurisdictions in which filings are needed or advisable and for preparing any filing or other written submission to any Governmental Antitrust Authority in connection with the Acquisition, including any information requested by any Governmental Antitrust Authority (save in the case of information which is in the sole reasonable discretion of the Company, commercially sensitive to the Company which shall be disclosed to ITW’s legal advisers on a counsel only basis);
(ii)	copies of any correspondence or other written communications to or from a Governmental Antitrust Authority concerning the Acquisition and with copies of any related written statement, order or decision of such authorities subject (in the case of ITW but not its legal advisers) to the deletion of confidential information where required in the sole reasonable discretion of the Company.
(c)	ITW shall without undue delay provide the Company or its legal advisers with copies of any correspondence or other written communications to or from a Governmental Antitrust Authority concerning the Acquisition and with copies of any related written statement, order or decision of such authorities subject (in the case of the Company but not its legal advisers) to the deletion of confidential information where required in the sole reasonable discretion of ITW.
5.5	Subject to clause 5.6 below, the parties agree that their mutual objective is to minimise the extent of any remedial action imposed or required consistent with achieving any Governmental Antitrust Authority Merger Clearances as soon as reasonably practical and to use all reasonable endeavours to obtain any Governmental Antitrust Authority Merger Clearances by the Clearance Date and to that end, subject to clause 5.6, ITW agrees in good faith and in co-operation with the Company and its legal advisers to propose, discuss, negotiate and agree with any Governmental Antitrust Authority such undertakings, assurances, divestments (or similar), whether structural or behavioural (“Potential Remedy”), as may be deemed necessary by the Governmental Antitrust Authority to permit the consummation of the Acquisition in accordance with Antitrust Laws by the Clearance Date.

5.6	Notwithstanding the obligations of ITW under clause 5.5 above, ITW may always, in its sole and absolute discretion:
(a)	refuse to give or agree to any Potential Remedy which is not on terms satisfactory to ITW relating to any business(es) or assets within the ITW Group; and

(b)	refuse to give or agree to any Potential Remedy which is not on terms satisfactory to ITW relating to any business(es) or assets within the Target Group (such business(es) and assets being together referred to as the “relevant business”) where the revenue attributable to such relevant business is $200m or more, calculated by reference to (i) the last financial years’ audited accounts in respect of the relevant part of the Target Group of which the relevant business forms a part and (ii) such other management or other financial figures for the last financial year as ITW may reasonably request from the Company in order to more accurately determine the revenue attributable to the relevant business.
5.7	If ITW shall refuse to give or agree to any such Potential Remedy falling under 5.6 above it will pay the Termination Fee.

5.8	The Company shall not enter into any transaction or any agreement to effect any transaction including any merger or acquisition that would reasonably be expected to prevent the Company from obtaining any Governmental Antitrust Authority Merger Clearance or materially to prejudice the prospects of the Company in obtaining or the timescales for the Company in obtaining any such Governmental Antitrust Authority Merger Clearance.
5.9	No Termination Fee shall be payable if, prior to the date on which the Termination Fee is payable:
(a)	the Company has materially breached its obligations under Clause 5.1 or Clause 5.4 and ITW has complied with its obligations under Clause 5.4(a)(ii) and such breach has materially contributed to the requirement by a Governmental Antitrust Authority for a Potential Remedy; or

(b)	the Directors have withdrawn or adversely modified or qualified their recommendation to shareholders in the Company to vote in favour of the Scheme and the General Meeting Resolutions (or if applicable to accept an Offer); or

(c)	the Acquisition has lapsed or has been withdrawn by ITW invoking (whether before or after posting of the Scheme Document) any condition other than the Regulatory Conditions.
5.10	If the Termination Fee becomes payable, ITW shall pay such fee in immediately available funds forthwith upon demand being made by the Company.

5.11	The parties intend and shall use all reasonable endeavours to secure that the Termination Fee is not treated for VAT purposes as consideration for a taxable supply.

5.12	If and to the extent that any tax authority determines that the Termination Fee is consideration for a taxable supply, the Termination Fee shall be treated as inclusive of VAT and no amounts in respect of VAT shall be payable in addition to the Termination Fee but if the Termination Fee is the consideration for a supply in respect of which the Company or the Company Representative Member is liable for VAT, then ITW shall (or shall procure that the ITW Representative Member shall) use reasonable endeavours to obtain any available refund or credit in respect of such VAT. The Company shall provide such assistance to ITW (or the ITW Representative Member) as is reasonably necessary (including the making available of such invoices, information and assistance as may reasonably be required) to enable ITW (or the ITW Representative Member) to obtain such a refund or credit. If and to the extent that ITW (or the ITW Representative Member) receives such a refund or credit, ITW shall (or shall procure that the ITW Representative Member shall) within five Business Days of receiving the refund or credit, pay an amount equal to such refund or credit to the Company. Such amount so paid shall not form part of the Termination Fee for the purposes of this Agreement.

6	CONDUCT OF BUSINESS

6.1	The Company undertakes, without prejudice to Rule 21 of the Code, that until the earliest of (i) the Effective Date, (ii) termination of this agreement in accordance with its terms, and (iii) the Directors having withdrawn or adversely modified or qualified their recommendation to shareholders in the Company to vote in favour of the Scheme and the General Meeting Resolutions (or if applicable to accept an Offer), it will not, and it will procure that no member of its Group shall (without the prior written consent of ITW, such consent not to be unreasonably withheld or delayed):

(a)	carry on business other than in the ordinary course (including anything deemed by the Panel to be in the ordinary course); or

(b)	enter into any transaction where such transaction would constitute a Class 1 Transaction or a Class 2 Transaction for the purposes of Chapter 10 of the Listing Rules; or

(c)	change the general terms of employment of its employees or the terms of employment of its directors in any way, other than in the ordinary course of business; or

(d)	without prejudice to clause 4.27, adopt or amend any employee benefit, bonus or profit sharing scheme having share purchase or share option provisions; or

(e)	enter into any arrangements with the trustees of any pension scheme, in which it or any member of the Group participate, to pay employer contributions to such scheme other than those employer contributions agreed with the trustees at the date of this agreement, save as required by law or regulation or the rules of any such scheme; or

(f)	declare, set aside or pay any dividends on or make any other distribution (whether in cash, share or other property) in respect of any share capital, or split, combine or reclassify any share capital or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for any share capital, except for the payment of the Interim Dividend and the payment of dividends by subsidiaries of the Company which are wholly-owned by the Company to the Company or to another wholly-owned subsidiary of the Company; or

(g)	allot, issue, or authorise or propose the issuance of any share capital or any securities convertible into share capital, or rights, warrants or options to acquire any share capital, or any securities convertible into share capital, or transfer any stock out of treasury, or permit any subsidiary to do any of the foregoing, whether with respect to its own share capital (or securities convertible into or rights exercisable therefore or otherwise obligating the issuance thereof) or the share capital of the Company (or securities convertible into the same or rights exercisable therefore or otherwise obligating the issuance thereof) other than the allotment and issue of shares pursuant to the exercise or vesting of options or awards outstanding under the Share Schemes as of the date of this agreement;

(h)	compromise, settle, release, discharge or compound;
(i)	any actual, threatened or impending litigation or arbitration proceedings that are material in the context of the Company and its Group (taken as a whole) or any liability, claim, action, demand or dispute that is material in the context of the Company and its Group (taken as a whole) (and, for these purposes, material shall include but not be limited to where the value or aggregate value (if calculable) of the liabilities, in respect of any or all of the claims or potential claims, either in respect of any member of the Group or any third parties on whom such liabilities could fall, could reasonably amount to a liability of in excess of £500,000 or waive a right in relation to such litigation or arbitration proceedings; and/or

(ii)	the Consolidated Litigation; or

(i)	enter into, or exercise an option in relation to, any agreement or incur any commitment involving any capital expenditure (other than fees payable to the Company and its Group’s professional advisers in connection with the Acquisition) in excess of £10 million in aggregate, exclusive of VAT on or before 31 August and thereafter in excess of such amount as agreed between the Company and ITW acting in good faith; or

(j)	make any offer to the holders of the Notes in respect of the prepayment of the Notes (other than the minimum amount that is required under the terms of the Notes) or otherwise voluntarily prepay the Notes; or

(k)	incur any additional borrowings that are material in the context of the Company’s Group as a whole, otherwise than pursuant to any facility or other arrangement for the provision of indebtedness to any member of the Group existing at the date of this agreement in the form existing as at the date of this agreement; or

(I)	agree to do any of the foregoing.
6.2	The Company undertakes that, except with the prior written consent of ITW (such consent not to be unreasonably withheld or delayed), it will not submit to its shareholders for approval in general meeting any resolution which, if passed, would constitute approval for the purposes of Rule 21.1 of the Code or seek the consent of the Panel to proceed without such approval (provided that this will not prevent the Company seeking clarification or confirmation from the Panel on the interpretation or application (excluding a waiver) of Rule 21.1 of the Code without first seeking ITW’ consent).

7	REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1	Each of the parties represents and warrants to the other on the date hereof that:
(a)	it has the requisite power and authority to enter into and perform this agreement;

(b)	this agreement constitutes its legal, valid and binding obligations in accordance with its terms;

(c)	the execution and delivery of, and performance of its obligations under, this agreement will not:
(i)	result in a breach of any provision of its constitutional documents;

(ii)	result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or

(iii)	result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound.
7.2	For the purposes of any election by ITW of its right to implement the Acquisition by way of an Offer, the Company confirms and undertakes:
(a)	that it is a “foreign private issuer” as such term is defined under Rule 3b-4(c) under the Exchange Act;

(b)	upon the request of ITW, to use its reasonable efforts to assist ITW in making a calculation of the percentage of the Company’s share capital held (beneficially or otherwise) in the United States in accordance with Instruction 2 to Rules 14d-2(c) and (d) under the Exchange Act, including to furnish to ITW upon request of ITW in writing a copy of the Company’s register of shareholders and, to the extent reasonably available to the Company, a beneficial ownership analysis each dated as of (i) a date on or around the 30th calendar day prior to commencement (within the meaning of Rule 14d-2 under the Exchange Act) of a tender offer (within the meaning of the Exchange Act) by ITW for the share capital of the Company or (ii) such other date as may be agreed in writing by the Company and ITW.
8	NON-SOLICITATION

8.1	Save in relation to the Manitowoc Offer, the Company confirms that it is not currently in discussions with any third party regarding a Third Party Transaction and as compensation for ITW’s commitment of time and expense for the purpose of the Acquisition, the Company undertakes that until the earliest of (i) the Effective Date, (ii) the Offer (if ITW elects to implement the Acquisition by way of an Offer in accordance with clause 4.9) becoming or being declared unconditional in all respects; (iii) termination of this agreement in accordance with its terms:
(a)	it shall not, and shall procure that no member of its Group shall, directly or indirectly solicit, initiate, encourage or otherwise seek to procure any initial or further approach to any other person with a view to a Third Party Transaction taking place; and

(b)	it shall not, and shall procure that no member of its Group shall, directly or indirectly entertain any approach from, or enter into or continue discussions and/or negotiations with any other person with a view to a Third Party Transaction taking place.
8.2	The Company shall notify ITW forthwith in writing (whether directly or indirectly via the parties’ respective financial advisers):
(a)	of any approach that is made to it or to any member of its Group with a view to its entering into negotiations of the type described in clause 8.1(a) (notwithstanding that it has been party to a proposal or made an approach or been approached prior to the date of this agreement); or

(b)	if it receives any request for information from any party other than ITW, any member of ITW Group, or any of ITW’s professional advisers, pursuant to Rule 20.2 of the Code (a “Request”).
8.3	Except (and only in so far as) where to do so would bring the Company into breach of any pre-existing contractual obligations entered into by the Company with Manitowoc, if the Company or any member of its Group receives a Request, the Company shall, and shall procure that each member of its Group shall:
(a)	not supply any additional information to any party (other than ITW), other than to the party that has made the Request and (other than information to which such party is entitled under Rule 20.2 of the Code) shall only provide any additional information to such party to the extent that such additional information is also provided to ITW at the same time; and

(b)	other than information provided pursuant to clause 8.3(a) above, not supply ITW or any of its advisers with any information after the release of the Press Announcement which may be subject to Rule 20.2 of the Code unless expressly requested by ITW or its advisers after the date of such Press Announcement, subject always to the Company’s obligations under the Code and to any ruling of the Panel.

9	INDUCEMENT FEE

9.1	As an inducement to ITW to commit time and expense to the Acquisition, the Company undertakes to ITW, subject to the limitations set out under Rule 21.2 of the City Code and clause 9.2 below, that it will pay to ITW the Inducement Fee by way of compensation in the event that the Acquisition is announced for the purposes of Rule 2.5 of the Code on a recommended basis and, after such announcement:
(a)	the Directors do not unanimously and without qualification recommend shareholders to vote in favour of the Scheme and the General Meeting Resolutions (or if applicable to accept the Offer) or they (or any committee of the Directors) at any time withdraw or adversely modify or qualify their recommendation to shareholders to vote in favour of the Scheme and/or the General Meeting Resolutions (or if applicable to accept the Offer) or they (or any committee of the Directors) at any time decide not to proceed with the Scheme; or

(b)	a Third Party Transaction is announced prior to the Acquisition lapsing or being withdrawn, which Third Party Transaction subsequently becomes or is declared wholly unconditional or is completed.
9.2	Subject to clause 9.3 below, any Inducement Fee payable by the Company to ITW shall be subject to the limitations under paragraph 10.2.7R of the Listing Rules on the basis that the Inducement Fee, when taken together with any other break fees (as defined in the Listing Rules) already agreed to prior to the date of this agreement and actually paid or liable to be paid by the Company (the Inducement Fee and such break fees being together referred to as the “Aggregate Break Fees”), shall be proportionally reduced to ensure that the Aggregate Break Fees shall not amount to a Class 1 Transaction in accordance with paragraph 10.2.7R of the Listing Rules. For the avoidance of doubt, if a break fee becomes payable by the Company to Manitowoc (under a pre-existing agreement with Manitowoc) (the “Manitowoc Fee”) as well as to ITW under this agreement, the maximum proportion of the Inducement Fee payable under this agreement (the “Reduced Inducement Fee”) shall be an amount subject to the limitations in Rule 21.2 of the Code and so that the Aggregate Break Fees are not a Class 1 Transaction, less the amount of the Manitowoc Fee.

9.3	“Aggregate Break Fees” for the purposes of clause 9.2 shall not, however, include any break fees which if already paid by the Company to a third party (other than ITW) are repaid to the Company and/or any break fees which would be (or would be likely to be) repayable to or recoverable by the Company and/or any break fees in respect of which the payment or proposed payment by the Company to a third party would be (or would likely be) unlawful (each, a “Recovery Event”). Accordingly, provided an Inducement

Fee is payable to ITW under this clause 9, if a Recovery Event occurs, then not later than five Business Days after such Recovery Event the Company shall pay to ITW the Inducement Fee less any Reduced Inducement Fee already paid to ITW.

9.4	The Company undertakes that it shall not, on or after the date hereof enter into any inducement fee or break fee in relation to a Third Party Transaction or similar arrangement with any third party other than ITW.

9.5	The Company shall pay the Inducement Fee due under clause 9.1(a) (if it becomes payable) in immediately available funds by not later than five Business Days after the date on which the Acquisition lapses or is withdrawn.

9.6	The Company shall pay the Inducement Fee due under clause 9.1(b) (if it becomes payable) in immediately available funds by not later than five Business Days after the date on which the relevant Third Party Transaction becomes or is declared wholly unconditional or is completed.

9.7	Nothing in this agreement shall oblige the Company to pay an amount (whether in the form of the Inducement Fee or in damages in respect of any breach of any other provision of this agreement) which the Panel determines would not be permitted by Rule 21.2 of the Code.

9.8	The parties intend and shall use all reasonable endeavours to secure that the Inducement Fee is not treated for purposes as consideration for a taxable supply.

9.9	If and to the extent that any tax authority determines that the Inducement Fee is consideration for a taxable supply, the Inducement Fee shall be treated as inclusive of VAT and no amounts in respect of VAT shall be payable in addition to the Inducement Fee but:
(a)	if the Inducement Fee is the consideration for any supply deemed to be made by the Company or the Company Representative Member and on which VAT is chargeable, then, to the extent that such VAT is irrecoverable by the Company or the Company Representative Member, the Company and the Company Representative Member having used their reasonable endeavours to recover such VAT, the Inducement Fee shall be reduced (or part of the Inducement Fee reimbursed) such that the aggregate of the reduced fee and the irrecoverable VAT thereon equals the Inducement Fee; and

(b)	if the Inducement Fee is the consideration for a supply in respect of which ITW or the ITW Representative Member is liable for VAT, then the Company shall (or shall procure that the Company Representative Member shall) use reasonable endeavours to obtain any available refund or credit in respect of such VAT. ITW shall provide such assistance to the Company (or the Company Representative Member) as is reasonably necessary (including the making available of such invoices, information and assistance as may reasonably be required) to enable the Company (or the Company Representative Member) to obtain such a refund or credit. If and to the extent that the Company (or the Company Representative Member) receives such a refund or credit, the Company shall (or shall procure that the Company Representative Member shall) within five Business Days of receiving the refund or credit, pay an amount equal to such refund or credit to ITW. Such amount so paid shall not form part of the Inducement Fee for the purposes of this agreement.

10	TERMINATION

10.1	This agreement shall be terminated with immediate effect and all rights and obligations of the parties shall cease, save under clauses 5.7, 9 and 11 to 24, upon the occurrence of the earliest of the following:
(a)	Termination Fee becoming due and payable by ITW under clause 5.7 of this Agreement;

(b)	subject to ITW having complied with its obligations under clause 5.4, by notice in writing from ITW to the Company following a material breach of any of the obligations of the Company set out in this agreement; or

(c)	by notice in writing from ITW to the Company if a Third Party Transaction becomes or is declared wholly unconditional or is completed; or

(d)	save where ITW elects to implement the Acquisition by way of Offer in accordance with clause 4.9, if the Scheme is not sanctioned by the shareholders of the Company at the Court Meeting or the General Meeting Resolutions are not approved at the General Meeting; or

(e)	if any Court Order is not granted or (save as the parties may otherwise agree in writing) the Effective Date has not occurred on or before the Final Implementation Date; or

(f)	if in accordance with clause 4.9 ITW elects to implement the Acquisition by way of an Offer, if the Offer, once announced under Rule 2.5 of the Code, lapses in accordance with its terms or is withdrawn or not made.
10.2	Termination shall be without prejudice to the rights of either party that may have arisen prior to termination. Clauses 1, 2, 5.7, 9 and 11 to 24 shall survive termination.

11	NOTICES

11.1	A notice under this agreement shall only be effective if it is in writing. Any notice must be given either by fax or be delivered by hand or by email on a Business Day.

11.2	Notices under this agreement shall be sent to a party at its address or number or email address and for the attention of the individual set out below:

Party and title
of individual	Address	Facsimile no	Email address
James H	ITW, Inc	001-847-657-4329	jwooten@ITW.com
Wooten, Jr	Legal Department
General	3600 West Lake
Counsel,	Avenue
Senior Vice	Glenview
President and	Illinois
Secretary	60026-1215
USA

Party and title
of individual	Address	Facsimile no	Email address
David Hooper	The Place	44-20-7304-600.1	david.hooper@jenodis.com
Company	175 High Holborn
Secretary	London
WC1V 7AA
provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause.

11.3	Any notice given under this agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:
(a)	if delivered personally, on delivery; and

(b)	if sent by facsimile or email, when sent (with receipt confirmed).
11.4	Any notice given under this agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

12	REMEDIES AND WAIVERS

12.1	The single or partial exercise of any right, power or remedy provided by law or under this agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

12.2	The rights, powers and remedies provided in this agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

12.3	Without prejudice to any other rights and remedies which any party may have, each party acknowledges and agrees that damages would not be an adequate remedy for any breach by any party of clauses 4, 5, 7, 8 and 9 of this agreement and any party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief (and neither of the parties shall contest the appropriateness or availability thereof), for any threatened or actual breach of any such provision of this agreement by any party and no proof of special damages shall be necessary for the enforcement by any party of the rights under this agreement.

13	INVALIDITY

If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

13.1	the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

13.2	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

14	FIDUCIARY DUTIES

14.1	The obligations and restrictions imposed on the Company and its Directors under clauses 4.11 and 8.1(b) of this agreement shall not apply to the extent that the Directors of the Company conclude, having taken appropriate legal and financial advice, that compliance with the obligation or restriction in question would, or would reasonably be likely to, constitute a breach of their fiduciary duties as directors of the Company.

14.2	If the Company has either:
(a)	received a written proposal from a bona fide potential offerer, in circumstances where there has been no breach by the Company of the provisions of clause 8.1(a), that has not been withdrawn or rejected; or

(b)	there has been (in the reasonable opinion of the Directors of the Company) a material favourable change in the financial or trading position or the prospects of the Group from the date of the Press Announcement (excluding, for the purposes of whether there has been any such change, the effect of the market relating to the announcement of the Acquisition) that is continuing;

then the obligations and restrictions imposed on the Company and its Directors under clauses 4.1 to 4.10 and 4.12 to 4.27 of this agreement shall not apply to the extent that the Directors of the Company conclude, having taken appropriate legal and financial advice, that compliance with the obligation or restriction in question would, or would reasonably be likely to, constitute a breach of their fiduciary duties as directors of the Company.
15	WITHHOLDING, NO SET-OFF

All sums payable under clause 5.7 and clause 9 of this agreement shall be paid in the form of an electronic funds transfer for same day value to such bank as may be notified by ITW to the Company or, as the case may be, by the Company to ITW and shall be paid in full free from any deduction or withholding whatsoever (save only as may be required by law) and without regard to any lien, right of set-off, counterclaim or otherwise.

16	NO PARTNERSHIP

Nothing in this agreement and no action taken by the parties under this agreement shall constitute a partnership, association, joint venture or other co-operative entity between any of the parties.

17	TIME OF ESSENCE

Except as otherwise expressly provided, time is of the essence of this agreement.

18	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties to this agreement do not intend that any term of this agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement other than Bidco.

19	ENTIRE AGREEMENT

19.1	This agreement, together with the Confidentiality Agreement entered into between the parties and dated 18 April 2008, constitutes the whole and only agreement between the parties relating to the Acquisition and supersede any previous agreement whether written or oral between the parties in relation to the Acquisition.

19.2	Each party acknowledges that in entering into this agreement it is not relying upon any pre-contractual statement that is not set out in this agreement.

19.3	No party shall have any right of action against any other party to this agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this agreement. Nothing in this clause 19 shall limit the liability of any party in respect of any fraudulent misrepresentation or misstatement.

19.4	For the purposes of this clause, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this agreement made or given by any person at any time prior to the date of this agreement.

19.5	This agreement may only be varied in writing signed by each of the parties.

20	ASSIGNMENT

No party shall assign or create a trust over all or any part of the benefit of, or its rights or benefits under, this agreement save that ITW’ rights under this agreement shall be assignable without consent to Bidco.

21	ANNOUNCEMENTS

21.1	Subject to clause 21.2, and unless the recommendation of the Directors contemplated by clause 4.11, as the case may be, has not been given or has been withdrawn or modified or qualified, no announcement (other than the Press Announcement) concerning the Acquisition or any ancillary matter contemplated by this agreement shall be made by either party hereto without the prior written approval of the other, such approval not to be unreasonably withheld or delayed.

21.2	The Company and ITW may each make such announcements as are required by:
(a)	the law of any relevant jurisdiction; or

(b)	any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (without limitation) the Financial Services Authority, the London Stock Exchange, the New York Stock Exchange and the Panel whether or not the requirement has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other party before making such announcement.

22	COSTS AND EXPENSES

Each party shall pay its own costs and expenses in relation to the negotiation and preparation of this agreement and the implementation of the transactions contemplated hereby.

23	COUNTERPARTS

23.1	This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

23.2	Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

24	GOVERNING LAW AND SUBMISSION TO JURISDICTION

24.1	This agreement is to be governed by and construed in accordance with English law.

24.2	The parties agree that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings and/or settle any disputes arising out of or in connection with this agreement or its formation and, for these purposes, each party hereby irrevocably submits to the exclusive jurisdiction of the courts of England and waive any objection on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum. This clause shall be without prejudice to the right of either party to bring proceedings in any other jurisdiction for the purpose of enforcement or execution of any judgment or other settlement in any other court.

SCHEDULE 1
Agreed Form Press Announcement

SCHEDULE 2
Court Timetable (all calendar days)

Date	Action/Event

8 May 2008	2.5 announcement.

19 May 2008	Issue Part 8 claim form to Court.

By 22 May 2008, 10 business days from date of 2.5 announcement as per Implementation Agreement	Latest date for submission of HSR filings.

23 May 2008	Hearing of claim form.

27 May 2008 (“D”)	Post Scheme Document.

10.30 a.m. 16 June 2008[1]	Latest time for lodging forms of proxy for Court Meeting.

10.40 a.m. 16 June 2008[2]	Latest time for lodging forms of proxy for General Meeting.

6 p.m. 16 June 2008	Voting Record Time.

10.30 a.m. 18 June 2008	Court Meeting for Scheme.

10.40 a.m. 18 June 2008	General Meeting for Scheme.

18 June 2008	• Report of Meeting to the Court.

• Present petition to Court and issue application for directions for Reduction (together with draft order).

• Sign and file witness statement in support of petition.

• File special resolutions passed at GM.

20 June 2008	Submission of draft ECMR filings.

6 weeks from date of announcement

26 June 2008	Court hearing of application for directions held.

4 July 2008	Submission of final ECMR filings.

4 August 2008	Advertisement notifying public of Court Hearing for Scheme appear in designated newspaper.

11 August 2008[3]	Expected date of ECMR clearance.

[1]	No more than 48 hours prior to Scheme Meeting.

[2]	No more than 48 hours prior to General Meeting.

Date	Action/Event

12 August 2008	• Hearing of petition in respect of Scheme held.

• Order confirming Scheme, sealed by the Court.

6 p.m. on 13 August 2008	Reduction Record Time

14 August 2008	• Hearing of petition in respect of Reduction held.

• Order confirming Reduction, sealed by the Court.

6 p.m. on 14 August 2008	Scheme Record Time

15 August 2008	File Scheme order and Reduction order with Registrar –Effective Date.

15 August 2008	Cancellation of listing of the Company’s shares.

29 August 2008	Last date for posting cheques for cash consideration.

[3]	This is the date that is 25 business days after the date the final ECMR filing is submitted. N.B. 21 July is an EC holiday that has to be factored into the timetable.

SCHEDULE 3
Share Schemes
1	INTRODUCTION

ITW and The Company agree that the options and other awards held by participants in the Share Schemes shall be dealt with in accordance with the terms of this Schedule.

2	APPROPRIATE PROPOSALS

2.1	ITW undertakes to make appropriate proposals in accordance with Rule 15 of the Code to participants in the Share Schemes (the “Proposals”).

2.2	Subject to applicable confidentiality, legal and/or regulatory requirements, the Company undertakes to ITW to co-operate with and to provide such details to ITW in relation to the Share Schemes as ITW may reasonably require in order to plan and make the Proposals.

3	DOCUMENTATION AND COMMUNICATIONS

3.1	ITW shall, in conjunction with the Company, prepare documentation to be sent to participants in the Share Schemes outlining the anticipated effect of the Scheme on their contractual rights and incorporating the Proposals.

3.2	ITW agrees to consult with the Company as to the content of the documentation, to seek the approval of the Company (not to be unreasonably withheld or delayed) to the content of such documentation, so far as it relates to ITW proposals, and to afford the Company sufficient time to consider the documentation.

3.3	ITW agrees that such documentation shall, if so required by the Company, be accompanied by a covering letter from the Company. The Company shall consult with ITW as to the content of the covering letter(s), seek the approval of ITW (not to be unreasonably withheld or delayed) to the content of the covering letter(s) and afford ITW sufficient time to consider the covering letter(s).

3.4	ITW will consult with the Company as to the appropriate timing of the communication to participants.

4	PROPOSALS TO OPTION HOLDERS

4.1	It is agreed that the rules of the Share Schemes (other than the Performance Share Plan) shall be amended, subject to the approval of H M Revenue & Customs (if such approval is required), so as to allow the exercise of options subject to and conditional upon the Court sanction of the Scheme, in which case such exercise shall take effect upon such sanction being obtained. The Company will seek confirmation from H M Revenue & Customs that such amendment will not prejudice the tax benefits to which the holders of approved options under the Share Schemes are entitled.

4.2	Subject to paragraph 4.1 and save as provided below, it is agreed that the Proposals to be made by ITW to holders of options under the Share Schemes will be that they exercise their options (such exercise taking effect upon the sanction of the Scheme by the Court) and all the Company shares to which they thereby become entitled be acquired under the Scheme (the “Exercise Proposal”) and such option holders shall be offered a cashless exercise facility (whether structured as an undertaking to pay or otherwise), provided they exercise their options under the Exercise Proposal. The Company will seek confirmation from H M Revenue & Customs that such facility will not prejudice the tax benefits to which the holders of approved options under the Share Schemes are entitled. It is agreed that the Proposals made to option holders resident in a jurisdiction where it is impossible or otherwise impractical, because of local securities laws, to make the Exercise Proposal will be that they accept a cash payment in return for the surrender of their rights under their exercisable options, including those options which become exercisable as a result of a waiver of performance conditions as mentioned in paragraph 6 below, equal to the offer price per share in the Company minus the exercise price payable on the exercise of the relevant option, subject to the deduction of appropriate taxes and any other deductions required by law in the relevant jurisdiction (such as for contributions to a retirement plan).

4.3	The Company will take the necessary action to ensure that the holders of options under the Share Schemes who exercise their options conditional upon the sanction by the Court of the Scheme and are thereby entitled to have shares in the Company allotted and issued to them (as opposed to have shares transferred to them by a trustee of an employee benefit trust) are entered on the register of members of the Company before the date and time which is the record date for the purposes of determining which shares are subject to the Scheme.

4.4	Depending on the timing of any such exercise, the cashless exercise facility may be arranged by the Company in accordance with its past practice, or shall be on terms that the exercise price payable on the exercise of an option would be deducted from the cash consideration due to the option holder under the Scheme and remitted to the Company or to the trustee of any employee trust that may undertake to transfer shares in satisfaction of such exercise, as the case may be.

5	PERFORMANCE SHARE PLAN (“PSP”)

5.1	Awards under the PSP will vest, subject to the satisfaction of the applicable performance conditions, on the Effective Date. In accordance with the rules of the PSP, the number of Shares in the Company subject to a vested award will be pro-rated to reflect that part of the performance period (as defined in the rules of the PSP) that has expired at the Effective Date.

5.2	To the extent that PSP awards do not vest, ITW will provide a replacement incentive to each employee who had an award under the PSP (“PSP Employee”) to take effect as of the Effective Date. Under this replacement incentive, ITW will pay an amount in cash for each unvested share subject to an award of 280 pence (the “Cash Payment”). The Cash Payment will be payable to each PSP Employee no later than 14 days after the Effective Date provided that the PSP Employee has continued to be in employment with the Company or one of its subsidiaries up to the Effective Date.

5.3	If the parties agree, the rules of the Enodis plc Performance Share Plan shall, subject to any necessary approval of the Company’s shareholders, be amended so as to:
(a)	allow cash settlement of entitlements under the Performance Share Plan (with the intention that this provision be used to satisfy awards under the Performance Share Plan to participants resident in a jurisdiction where it is impossible or otherwise impractical, because of local securities laws, to settle awards in the Company’s shares); and

(b)	allow awards to vest on the Court sanction of the Scheme and the reference date used to determine whether or the extent to which applicable performance conditions have been satisfied to be the date of the Court sanction of the Scheme.
6	PERFORMANCE CONDITIONS

The treatment of any performance conditions under the Share Schemes shall be in accordance with the rules of the relevant Share Scheme and, accordingly, may be varied or waived pursuant to the exercise of any discretion invested in the Remuneration Committee of the Company’s Board.

7	LAPSE OF OPTIONS

To the extent that they have not been exercised, all options under the Share Schemes will lapse one month after the date of a notification to optionholders from the Company’s Board (or the trustees of an employee benefit trust, in a case where such trustees have granted the relevant option) that the sanction of the Court to the Scheme has been obtained. The Company’s Board will take any necessary action as may be agreed with ITW in this respect.

8	ARTICLES OF ASSOCIATION OF THE COMPANY

The articles of association of the Company shall be amended such that shares in the Company issued or transferred after the date and time which is the record date for the purposes of determining which shares are subject to the Scheme shall be automatically acquired by ITW on payment by ITW of a cash sum equal to the offer price under the Scheme.

9	EMPLOYEE BENEFIT TRUST

The Company shall use reasonable endeavours to obtain the agreement of the trustee of the Enodis Employee Benefit Trust of 22 July 1994 that the trustee shall:

9.1	transfer Shares in the Company to satisfy rights under the Share Schemes to the greatest possible extent;

9.2	if so recommended by the Company, subscribe for shares in the Company (using funds provided by the Company) and transfer such shares to participants to satisfy vested awards under the PSP; and,

9.3	continue to co-operate with the Company in the provision of benefits following implementation of the Scheme, to the extent of the trust fund remaining after discharge of its debts and liabilities.

10	RETENTION FOR NON-DIRECTORS

10.1	ITW and the Company acknowledge their mutual desire and intention to implement, as soon as reasonably practicable, after the making of the Announcement a retention arrangement for key members of the Company’s staff, on terms to be agreed between ITW and The Company, the purpose of which shall be to retain the services of the eligible staff until the Effective Date, or such later date as the Company and ITW shall agree.

10.2	ITW acknowledges the commitment of the executive directors of the Company to assist ITW to achieve a smooth and orderly transaction of management and control after the Effective Date, and accordingly following release of the Announcement and subject to any conditions or restrictions imposed by the Panel. ITW shall discuss with each executive director of the Company, individually, arrangements for the purpose of the establishing a mutually agreed transaction plan to this end.

IN WITNESS of which the parties have executed this deed on the date set out above.
SIGNED and delivered as a deed by ENODIS PLC
acting by two directors or by one director and the
secretary:

Director

Signature	:

Name	:

Director/Secretary

Signature	:

Name	:

SIGNED and delivered as a deed by
ILLINOIS TOOL WORKS, INC. acting by

as an Authorised Officer of ILLINOIS TOOL WORKS INC.

Signature	: /s/ David B. Speer
Name:	: David B. Speer

IN WITNESS of which the parties have executed this deed on the date set out above.
SIGNED and delivered as a deed by ENODIS PLC
acting by two directors or by
one director and the secretary:

Director
Signature	: /s/ W. D. Wrench
Name	: W. D. Wrench

Secretary
Signature	: /s/ D. R. Hooper
Name	: D. R. Hooper

SIGNED and delivered as a deed by
ILLINOIS TOOL WORKS, INC. acting by
two directors or by one director and the secretary:

Director
Signature	:
Name	:

Director/Secretary
Signature	:
Name	: